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                                                                    EXHIBIT 99.6



                     NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT is made 1~ between WEST COAST BANCORP, an Oregon state banking corporation ("Corporation"), and 2~ ("Optionee").

         Whereas, Optionee is a valued and trusted director of the Corporation and the Corporation considers it desirable and in its best interests that Optionee be given an inducement to acquire a further proprietary interest in the Corporation, and an added incentive to advance the interests of the Corporation, by possessing an option to purchase common shares of the Corporation, in accordance with the Non-qualified Stock Option Plan (the "Plan") adopted by the Directors of the Corporation on July 18, 1985, and approved by the stockholders of the Corporation on August 15, 1985. This agreement is subject to the approval of the stockholders of the Corporation which approval must be obtained within twelve (12) months from the date of adoption by the Corporation to be effective.

         Now, therefore, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

         1. Grant of Option: The Corporation hereby grants to Optionee the right, privilege, and option to purchase 3~ shares of its common stock at the purchase price of 4~ Dollars ($5~) per share; provided, however, that with respect to such total shares, no rights shall accrue on the date hereof.
Rights can only be exercised over a five (5) year period as hereinafter defined. The first rights to exercise this option and purchase twenty percent (20%) of such shares only shall accrue, arise, and be non-forfeitable one (1) year after the grant of said option. Additional rights to exercise this option shall accrue, arise, and be non-forfeitable at the rate of twenty percent (20%) of the shares on the completion of each successive one (1) year period thereafter until Optionee has accrued the right to exercise this option and purchase all shares pursuant to this Non-Qualified Stock Option Agreement. Each of the foregoing rights to exercise this option and purchase the above-mentioned shares shall be cumulative and exercisable at any time after such right accrues, in the manner and subject to the conditions hereinafter provided.

         2. Time of Exercise of Option: The aforesaid option may be exercised at any time after such right to exercise accrues as described in Paragraph 1 above, and from time to time, in whole or in part, until the termination thereof as provided in Paragraph 4 below.

         3. Method of Exercise: The option shall be exercised by written notice directed to the Stock Option Committee of the Corporation, at the Corporation's principal place of business, accompanied by payment in cash or property to the Corporation in an amount equal to the product of the option price per share and the number of shares with respect to which such option is being exercised. The Corporation shall make delivery of such shares within thirty (30) business days of receipt of such notice and payment therefor, then the date of delivery of such shares shall be extended for the period reasonably necessary to take such action.





NON-QUALIFIED STOCK OPTION AGREEMENT


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         4.      Termination:  Except as herein otherwise stated, the option to the extent rights with respect to which have accrued but have not heretofore been exercised shall terminate upon the first to occur of the following dates:

                 (a) Upon the date of termination of the relationship between the Corporation and Optionee if such relationship is terminated by the Corporation for cause or by Optionee, as that term is defined pursuant to the Plan;

                 (b) The expiration of sixty (60) days from the date of termination of the relationship between the Corporation and Optionee if such relationship is terminated by the Corporation for any reason other than for cause, as that term is defined pursuant to the Plan or if such relationship is terminated by Optionee because of retirement;

                 (c) The expiration of twelve (12) months after the date on which Optionee's relationship with the Corporation is terminated, if such termination be by reason of Optionee's permanent and total disability;

                 (d) In the event of Optionee's death while in the service of the Corporation, Optionee's executors or assigned administrators may exercise, within twelve (12) months following the date of death, the option as to any of the above-mentioned shares with respect to which rights to exercise have accrued but such rights were not theretofore exercised during Optionee's lifetime;

                 (e)      The expiration of ten (10) years.

         5. Reclassification, Consolidation or Merger: If and to the extent that the number of issued shares of common stock of the Corporation shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock or the like, the number of shares subject to option and the option price per share shall be proportionately adjusted. If the Corporation is reorganized or consolidated or merged with another corporation, Optionee shall be entitled to receive options covering shares of such reorganized, consolidated or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after the reorganization, consolidation or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the option immediately before such reorganization, consolidation or merger over the aggregate option price of such shares, and the new option or assumption of the old option shall not give Optionee additional benefits which he did not have under the old option or deprive Optionee of benefits which he had under the old option.

         6. Nontransferability: This option is non-transferable by Optionee, except in the event of his death in which case this option is exercisable only in accordance with Paragraph 4(d) above, and during Optionee's lifetime this option is exercisable only by Optionee. Optionee shall have no rights as a stockholder with respect to the shares to which this option relates until payment of the option price and delivery to Optionee of such shares as herein provided. No option exercised pursuant to this agreement shall be transferred within two years after the date the option is granted, nor within one year from the date the option is exercised.




NON-QUALIFIED STOCK OPTION AGREEMENT





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         7.      Restrictions and Disposition.  All shares acquired by Optionee pursuant to this Non-Qualified Stock Option Agreement shall be subject to the restrictions on sale, encumbrance and other disposition contained in the plan.

         8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                             WEST COAST BANCORP, an
                                             Oregon state banking corporation


                                             BY:________________________________
                                                                       President


                                             BY:________________________________
                                                                       Secretary

                                                ________________________________
                                                                      "Optionee"




NON-QUALIFIED STOCK OPTION AGREEMENT